EXHIBIT 4.1

Investa Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBJECT TO THE PROVISIONS OF SECTION 10 HEREOF, THIS WARRANT SHALL BECOME VOID AFTER 5:00 P.M. EASTERN TIME ON ___________, 2008 ("EXPIRATION DATE").

CELSIUS HOLDINGS, INC.
WARRANT TO PURCHASE 3,557,812 SHARE OF
COMMON STOCK, $0.001 PAR VALUE PER SHARE ("COMMON STOCK")

Series One
Warrant Certificate No. W 2007-10-0000

Number of Shares: 3,557,812                                                                                                                                             Holder:     Investa Capital Partners, Inc.

Expiration Date: ____________, 2008                                                                                                                             Address:     ___________________

___________________
___________________

Exercise Price Per Share: US $ 0.140535

For identification only. The governing terms of this Warrant are set forth below.

For VALUE RECEIVED, Investa Capital Partners, Inc. ("Warrantholder"), is entitled to purchase, subject to the provisions of this Warrant, from Celsius Holdings, Inc., a Nevada corporation ("Corporation"), at any time not later than 5:00 P.M., Eastern time, on ___________, 2008 (the "Expiration Date"), at an exercise price per share equal to $0.140535 (the exercise price in effect being herein called the "Warrant Price"), 3,557,812 shares ("Warrant Shares") of Common Stock. The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

Section 1. Registration. The Corporation shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Corporation shall issue and register the Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended ("Securities Act") or an exemption from such registration. Subject to such restrictions, the Corporation shall transfer this Warrant from time to time upon the books to be maintained by the Corporation for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Corporation to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Corporation.

Section 3. Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the "Exercise Agreement") and payment by certified check or wire transfer of funds for the Warrant Price for that number of Warrant Shares then being purchased, to the Corporation during normal business hours on any business day at the Corporation's principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holder hereof). The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Corporation shall have been provided to the Corporation), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding thirty (30) days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Corporation shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. Notwithstanding any contrary provision, in no event shall any Warrantholder be entitled to a cashless or net-cash exercise of any portion of the Warrant.

Each exercise hereof shall constitute the representation and warranty of the Warrantholder to the Corporation that the representations and warranties contained in Article 5 of the Purchase Agreement (as defined below) are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.

Section 4. Compliance with the Securities Act of 1933. The Corporation may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Corporation is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes.

  The Corporation will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant, and in such case, the Corporation shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation's reasonable satisfaction that such tax has been paid.
  The Warrantholder or other holder shall be responsible for any income, capital gains or other similar taxes due under any federal, state, local, foreign or other law, if any such tax is due. The Corporation shall be entitled to deduct and withhold a sufficient number of Warrant Shares and/or amount of other consideration payable or otherwise deliverable pursuant to this Warrant to the Warrantholder or other holder as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such Warrant Shares or amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Warrant as having been delivered or paid to the Warrant Holder or other holder to whom such Warrant Shares or amounts would otherwise have been delivered or paid.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Corporation shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Corporation.

Section 7. Reservation of Common Stock. The Corporation hereby represents and warrants that there have been reserved, and the Corporation shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by the Warrant. The Corporation agrees that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation.

Section 8. Adjustments. The Corporation's authorized capital stock as of the date hereof consists of 400,000,000 shares of authorized capital stock of Parent which has been divided into 350,000,000 authorized shares of Common Stock with a par value $0.001 per share, of which at or just prior to the date of this Warrant 96,212,246 shares will be issued and outstanding on a fully-diluted basis after certain adjustments, and 50,000,000 shares of authorized Preferred Stock with a par value $0.001 per share, of which at the time of closing no shares of Parent Preferred Stock will be issued and outstanding, excluding 2,783,000 shares of Common Stock to be issued by the Corporation to purchase certain trademark rights to the name "Celsius"; and further excluding Common Stock to be issued for options assumed by the Corporation pursuant to the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Corporation, its wholly-owned subsidiary, Celsius, Inc. ("Sub"), Elite FX, Inc. ( "Elite"), and other parties named therein (the "Merger Agreement"). Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

  If the Corporation shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Corporation so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.
  If any capital reorganization, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation in which the Corporation is not the survivor, or sale, transfer or other disposition of all or substantially all of the Corporation's assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

In case the Corporation shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) on evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock (as defined below), less the fair market value (as determined by the Corporation's Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock. "Market Price" as of a particular date (the "Valuation Date") shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the price per share of the last sale of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the Nasdaq National Market or Nasdaq SmallCap Market ("Nasdaq"), the price per share of the last sale of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (d) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq or the OTC Bulletin Board, the fair market value of one share of Common Stock as of the Valuation Date, which shall be determined in good faith by the Board of Directors of the Corporation and the Warrantholder. The Board of Directors of the Corporation shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Market Value of a share of Common Stock as determined by the Board of Directors of the Corporation. In the event that the Board of Directors of the Corporation and the Warrantholder are unable to agree upon the fair market value in respect of subpart (c) hereof, the Corporation and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Corporation and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

  For the term of this Warrant, in addition to the provisions contained above, the Warrant Price shall be subject to adjustment as provided below. An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.
  In the event that, as a result of an adjustment made pursuant to Section 8(a), the holder of this Warrant shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Warrant Price in the case of the issuance of any of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to an equity compensation program approved by the Board of Directors of the Corporation or the compensation committee of the Board of Directors of the Corporation, (B) sales of shares of Common Stock upon the conversion or exercise of Options or Convertible Securities (C) capital stock issued in any public or private offering for cash at the Market Price (as defined above) or such other price as the Board of Directors shall determine in good faith or (D) capital stock issued as full or partial consideration for a merger or acquisition, or a strategic allegiance or alliance in which the Corporation with respect to such strategic allegiance or alliance issues shares of its equity securities having an aggregate Fair Market Value (as defined below) of less than $10 million, approved by the Board of Directors of the Corporation. The "Fair Market Value" of a security as of a particular date (the "Valuation Date") shall mean the following: (a) if the security is then listed on a national stock exchange, the closing sale price of one security on such exchange on the last trading day prior to the Valuation Date; (b) if the security is then quoted on Nasdaq, the closing sale price of one security on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock on the last trading day prior to the Valuation Date (or the nearest preceding date) on the OTC Bulletin Board; (d) if the security is not then listed on a national stock exchange or quoted on Nasdaq or on the OTC Bulletin Board, the fair market value of one security as of the Valuation Date, shall be determined in good faith by a nationally selected investment banking firm or other nationally recognized business appraiser selected by the Board of Directors of the Corporation. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Corporation. An "Excluded Issuance" shall mean each of items (A), (B), (C) and (D) above.

Section 9. Fractional Interest. The Corporation shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be delivered upon such exercise, the Corporation, in lieu of delivering such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the current Fair Market Value of such fractional share of Common Stock (rounded up to the nearest one cent).

Section 10. Extension of Expiration Date. If the Corporation fails to cause any Registration Statement covering Registrable Securities (capitalized terms used in this section are as defined in the Registration Rights Agreement dated ____________, 2007) (the "Registration Rights Agreement") to be declared effective prior to the applicable dates set forth therein, or if any of the events specified in clause (B) or (C) of Section 2(c) of the Registration Rights Agreement occurs and the Blackout Period (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

Section 11. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Corporation and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Corporation and the Warrantholder.

Section 12. Identity of Transfer Agent. The Transfer Agent for the Common Stock is Holladay Stock Transfer having an address at 2939 N 67th Place Suite C, Scottsdale, AZ 85251. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Corporation's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Corporation will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 13. Registration Rights. The initial holder of this Warrant is entitled to the benefit of certain registration rights in respect of the Warrant Share as provided in the Registration Rights Agreement, and any subsequent holder hereof may be entitled to such rights.

Section 14. Put Provision. Notwithstanding any other provision contained herein to the contrary, in the event that the Warrantholder has not fully exercised the Warrant and until the Corporation has raised Two Million, Five Hundred Thousand (US$ 2,500,000) United States Dollars in a PIPE financing, the Corporation, upon ten (10) business days prior written notice (the "Notice Period") to the Warrantholder, may demand that the Warrantholder exercise its rights with regard to all Warrant Shares and the Warrantholder must exercise all its rights or unexercised rights remaining under the Warrant prior to the expiration of the Notice Period and pay the total exercise price or if such exercise is not made or if only a partial exercise is made, the Company may seek monetary damages for breach of this Section 14 or terminate this Warrant or the remaining rights hereunder. This Put Provision may be exercised by the Corporation no earlier than sixty (60) days post closing of the Merger Agreement.

Section 15. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Corporation shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Corporation, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 16. Notices. Any notice pursuant hereto to be given or made by the Warrantholder to or on the Corporation shall be sufficiently given or made if sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention: Steve Haley
Fax No. (561) 276-2268

or such other address as the Corporation may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 16.

Any notice pursuant hereto to be given or made by the Corporation to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier services by overnight service, to the address set forth on the books of the Corporation or, as to each of the Corporation and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 16. All such notices, requests, demands, directions and other communications shall, when sent by courier be effective one (1) day after delivery to such courier as provided and addressed as aforesaid.

Section 17. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 18. Governing Law. This Warrant and the validity and enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the state of New York without giving effect to conflict of laws rules or choice of laws rules thereof. All legal proceedings concerning the interpretations, enforcement and defense of terms of the Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Palm Beach County Florida (the "Florida Courts"). By accepting the Warrant, the Warrant Holder and any other holder shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any term of the Warrant), and shall be deemed to have irrevocably waived, and agreed not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding; provided, however, that, insofar as the Corporation is incorporated under the laws of the State of Nevada, the General Corporation Law of the State of Nevada (or any successor statute) shall govern those matters that apply to the internal governance of the Corporation.

Section 19. Amendments and Waivers. This Warrant may be amended only by a writing signed by the Corporation and the Warrantholder.

IN WITNESS WHEREOF, Celsius Holdings, Inc. has caused this Warrant to be duly executed, as of the day and year first above written.

CELSIUS HOLDINGS, INC.

By:
_______________, President

Acceptance:

Investa Capital Partners, Inc.

By: ______________________________

_____________________________Date

_________________________, President

SCHEDULE A
APPENDIX A
CELSIUS HOLDINGS, INC.
WARRANT EXERCISE FORM

To: Celsius Holdings, Inc.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant ("Warrant") for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant, _______________ shares of Common Stock ("Warrant Shares") provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

_________________________________________________________________
Name

_________________________________________________________________
Address

__________________________________________________________________
Address

__________________________________________________________________
Federal Tax ID or Social Security No.

and delivered by

___ certified mail to the above address, or

___ electronically (provide DWAC Instructions:_______________), or

___ other (specify: _______________________________).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned's Assignee as below indicated and delivered to the address stated below.

By exercising the rights represented by this Warrant, the undersigned hereby certifies that, as of the date of exercise of this Warrant, the representations and warranties contained in Section 5 of the Purchase Agreement are true and correct in all material respects with respect to the undersigned.

Dated: ___________________, ____
Signature:___________________________________
Note: The signature must correspond with the name of the registered holder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.	Name (please print):___________________________
Address___________________________________
__________________________________________
__________________________________________
Federal Identification or Social Security No.: ______________________